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                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made this 24th day of October, 1995 by and between PHILIP T. CUNNINGHAM ("Executive"), and MICRODYNE CORPORATION, a Maryland corporation (the "Company"), recites and provides:

                                    RECITALS

         A. The Company is primarily engaged in the business of developing, manufacturing, marketing, selling, distributing computer network hardware and software, electronic systems, including telemetry and related electronic equipment and components, on a domestic and international basis; and

         B. The Executive has provided outstanding leadership as Chairman, President and Chief Executive Officer of the Company since June, 1991, and the Company wishes to insure the Executive's continued service in these capacities for an additional period of four (4) years; and

         C. The Executive is willing to continue to serve in his present capacities, and as an inducement to the Company to enter into this Employment Agreement, Executive is entering into a Noncompetition Agreement dated as of the date hereof.

         NOW, THEREFORE, the parties agree as follows:

         1.      Employment of Executive/Duties

                 (a) The Company employs the Executive and the Executive agrees to be employed by the Company in an executive capacity with the title of Chairman of the Board, President and Chief Executive Officer during the term hereof.

                 (b) The Executive shall diligently, loyally and to the best of his ability perform the duties and exercise the powers of the office for which he is designated in his capacity as an executive of the Company.

                 (c) During his employment hereunder and except for illness, reasonable vacation periods and authorized leaves of absence, Executive shall devote his full working time, attention, and energies in furthering the business of the Company and shall not, during the term of his employment hereunder, be engaged in any other active business activities without the prior approval of the Board of Directors, except as described on Exhibit A.

         2.      Term of Agreement.  The term of this Agreement shall be four
(4) years commencing October 24, 1995.
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         3.      Compensation.

                 (a) Executive shall be paid an initial base salary at the annual rate of $275,000.00 ("Annual Base Salary"), less deductions authorized by law, payable at the Company's periodic basis for payment of executive salaries. The Annual Base Salary may be adjusted upward periodically by the Board of Directors.

                 (b) Executive will participate in discretionary bonuses authorized and declared by the Board of Directors of the Company to its employees based upon consideration of the services rendered by Executive to the Company and in accordance with the Company's bonus policy.

                 (c) Executive shall participate in the Company's Group Health and Accident Insurance Program and Disability Insurance Program and in any other fringe benefit program which the Company may establish and modify from time to time for the benefit of all its executive and management employees, including, but not limited to, qualified stock option plans, non-qualified retirement plans, medical reimbursement plans, life insurance plans, and executive incentive compensation plans.

         4. Executive Expenses. The Company will reimburse Executive for all reasonable expenses incurred for the purpose of promoting the business of the Company, including automobile expenses and expenses for entertainment, travel, and similar items.

         5.      Termination.

                 (a) This Agreement shall be terminated upon the occurrence of either of the following:

                          (i)     Upon the death of Executive during the term
of employment; or

                          (ii)    Upon notice given in accordance with
Subsection b(ii) below in the event of disability of Executive as such term is defined below.

                 (b) (i) If the Executive should become disabled so as to be unable to perform his duties, he shall be entitled to a leave of absence for the duration of any such disability for up to 180 calendar days in any 12-month period. Executive's compensation and status as an officer of the Company shall continue during any disability leave or absence.

                          (ii)  Executive shall be deemed to be permanently
disabled if and when any leave of absence for disability shall continue beyond the period specified above and thereafter upon medical certification by the Company's physician that the disability will substantially impair his ability to perform his duties. If Executive becomes permanently disabled, the Company may upon 90 days' written notice to Executive, terminate his status as an officer and employee of the Company. Following such termination, the Company shall





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compensate Executive in an annual amount equal to the Annual Base Salary being received by the Executive immediately prior to his permanent disability, less the annual proceeds of any disability insurance maintained by the Company on his behalf ("Disability Pay"), until the expiration of the term of this Agreement. Such amount shall be paid by the Company to Executive in weekly installments unless the Company sets another basis for periodic payment of salaries.

         6. Death Benefits. In the event of Executive's death the Company shall pay to the beneficiaries whom the Executive has designated in writing, or in the absence of such designation, to the Executive's surviving spouse, or if none, to his estate, the Annual Base Salary which would otherwise have been payable to Executive for the period of time actually worked prior to date of death but which salary remains unpaid at such time, plus any earned and accrued unpaid bonus. In the event of Executive's death while receiving Disability Pay above, any remaining Disability Pay which the deceased Executive would otherwise have been entitled to absent his death shall be paid in a lump sum to the beneficiaries whom the Executive has designated in writing, or in the absence of such designation, to the Executive's spouse, or if none, to his estate.

         7.      Miscellaneous.

                 (a) This Employment Agreement shall inure to the benefit of and be binding upon any corporate or other successors of the Company and shall otherwise be binding upon the parties hereto, and their respective heirs, executors, administrators, successors or assigns.

                 (b) This Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Virginia.

         WITNESS the following signatures.



       MICRODYNE CORPORATION:                 EXECUTIVE:



       By:  /S/ Christopher M. Maginniss      /S/ Phillip T. Cunningham
            ------------------------------    ------------------------------
                Christopher M. Maginniss       Philip  T. Cunningham
                Executive Vice President






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